EXHIBIT 99.1

Republic Bancorp Reports Record First Quarter Earnings

April 21, 2010

Contact: Kevin Sipes

Executive Vice President and Chief Financial Officer

(502) 560-8628

Louisville, KY — Republic Bancorp, Inc. is pleased to report net income of $44.6 million for the first quarter of 2010, an $18.9 million increase over the first quarter of 2009. Diluted Earnings per Class A Common Share increased to $2.14 for the quarter. Return on average assets (“ROA”) and return on average equity (“ROE”) were both strong during the quarter at 4.04% and 53.63%, respectively. Steve Trager, Republic’s President & CEO noted, “I am proud and excited to be part of such a dynamic and growing company as Republic. This was an exceptional quarter for us, as our solid core banking performance was bolstered by another successful tax season. Thanks to our associates and clients, Republic was recently listed #5 in the Bank Director Magazine listing of America’s top 150 performing banks with $3 billion or more in assets. With our strong first quarter, we have an opportunity to remain one of the top performing banks in the country during 2010.”

Republic Bancorp, Inc. (“Republic” or the “Company”) (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company for Republic Bank & Trust Company and Republic Bank.

The following chart highlights Republic’s first quarter 2010 financial performance compared to the same period in 2009:

	Three Months Ended		%
(dollars in thousands, except per share data)	3/31/10	3/31/09	Increase

Gross Operating Profit	$68,820	$42,011	64%
Net Income	$44,628	$25,759	73%
Diluted Earnings per Class A Share	$2.14	$1.24	73%
Return on Average Assets (“ROA”)	4.04%	2.47%	64%
Return on Average Equity (“ROE”)	53.63%	35.11%	53%

Results of Operations for the First Quarter of 2010 Compared to the First Quarter of 2009

Tax Refund Solutions (“TRS”)

TRS entered the first quarter 2010 tax season with a plan that, among other things, reduced prices on its Refund Anticipation Loan (“RAL”) and Electronic Refund Check/Electronic Refund Deposit (“ERC/ERD”) products, eliminated some products such as instant RALs, limited the number of locations that could offer the RAL product, focused on the consistent delivery of products to its customers and emphasized asset quality through improved loan underwriting. This led to net income at TRS of $41.7 million for the first quarter of 2010 compared to $20.9 million for the first quarter of 2009.

The Company was able to achieve its strong growth in net income at TRS despite an 11% decline in RAL fees and a reduction in the number of tax preparation offices that originated Republic RALs during the first quarter 2010 tax season. The increase in net income from TRS was driven by lower losses on RALs, growth in demand for TRS’ non-loan ERC/ERD product, lower funding costs compared to the first quarter of 2009 and a boost in the average number of bank products per active location.

The 11% decline in RAL fees for the first quarter of 2010 was driven by the Company’s new pricing model, which substantially reduced Republic’s pricing to the customer on its RAL product. In conjunction with the new pricing model, Republic significantly reduced third party payments to technology and service providers, partially offsetting the reduction in price. While the Company experienced a decline in RAL revenue during the quarter, ERC/ERD fee income increased $30.3 million, or 132%, over the first quarter of 2009 positively impacted by a 28% increase in ERC/ERD volume, as well as the reduction in third party payments.

A significant driver in the overall profitability of TRS was the reduction in unfunded RALs compared to the prior year. RALs outstanding past their expected funding date from the IRS at quarter end 2010 and 2009 were $18.5 million, or 0.63% of total RALs originated during the first quarter 2010 season, compared to $33.9 million, or 1.38% of RALs originated during the first quarter 2009 season. As a result, TRS’ provision for loan losses was $14.0 million for the first quarter of 2010 compared to $22.0 million during the first quarter of 2009. The decrease in the TRS provision for loan losses was largely due to improved underwriting criteria developed from the Company’s 2009 tax season funding history from the IRS.

TRS net income also benefited significantly from lower funding costs in 2010 as compared to 2009. Average brokered deposits outstanding utilized to fund RALs during the first quarter of 2010 and 2009 were $1.0 billion and $857 million, with a weighted average cost of 0.53% and 2.29%, respectively. As a result, interest expense for the TRS segment was $1.4 million for the first quarter of 2010, a decrease of $3.3 million from the first quarter of 2009.

“There were several reasons for the strong results in our tax segment. First and foremost contributing to our success was the off-season preparation and overall execution of our strategic enhancements that were implemented by all of our dedicated TRS associates. We remain committed to fulfilling the need for refund settlement products as represented by the millions of taxpayers who used such services throughout the United States in 2010,” further noted Trager.

Traditional Banking and Mortgage Banking (collectively “Core Banking”)

Overall, net income from Core Banking decreased from $4.9 million during the first quarter of 2009 to $2.9 million during the first quarter of 2010, as the Company deployed a strategy which took advantage of the opportunity to lower funding costs by prepaying high rate borrowings during the first quarter of 2010 resulting in a pre-tax early termination penalty of $1.5 million. Net income for the first quarter of 2010 was also negatively impacted by lower net interest income.

Core Banking net interest income declined by $904,000 during the first quarter of 2010 compared to the same period in 2009, as the Traditional Bank’s net interest margin decreased to a still solid 3.78% for the quarter. “Given our continued strong earnings and overall capital strength, we have remained conservative with our monthly cash in-flows from security and loan paydowns during the past several months, generally reinvesting much of our excess cash into lower-yielding, immediately repricing type investment instruments.” This strategy, which negatively impacted Republic’s net interest income the past several quarters, has bolstered the Company’s risk position against future increases in short-term market interest rates. In addition, decreased demand for adjustable rate loan products combined with the Company’s enhanced underwriting standards resulted in a decrease in average loan balances within the Traditional Banking segment compared to the first quarter of 2009.

Core Banking non interest income decreased by $664,000 during the first quarter of 2010 to $6.5 million. Within the non interest income category, mortgage banking income decreased by $3.2 million for the first quarter of 2010. The decline in mortgage banking income was driven by a decrease in consumer demand for long-term, fixed rate home loans, as well as a $1.1 million credit to mortgage banking income recorded by the Company during the first quarter of 2009 to reverse a previously established valuation allowance for its mortgage servicing rights (“MSR”) portfolio. Partially offsetting the decline in mortgage banking income, the Company incurred an Other-Than-Temporary-Impairment (“OTTI”) charge associated with its small private label security portfolio of only $69,000 during the first quarter of 2010, while during the first quarter of 2009 the Company incurred a $3.1 million OTTI charge.

Core Banking non-interest expenses increased $1.9 million, or 8%, for the first quarter of 2010 to $26.6 million. The increase in non-interest expense was primarily driven by the previously mentioned $1.5 million early termination penalty associated with the early payoff of $87 million in FHLB advances during February 2010. These advances had a weighted average cost of 3.48% and were all scheduled to mature in the next 12 months. If short-term interest rates remain stable over the next 12 months, management anticipates this strategy will save the Company approximately $1.6 million in interest expense on its FHLB advances during that time period, netting the Company a combined overall savings of approximately $100,000 as a result of the transaction.

Core Banking provision for loan losses for the first quarter of 2010 was $2.8 million as compared to $3.7 million for the first quarter of 2009, as the Core Bank’s credit metrics stabilized during the quarter. Included in its improved credit metrics was a $3 million reduction in non-performing loans for the quarter, as well as an improvement in the Traditional Bank’s delinquency ratio to 1.78% at quarter end. Overall, the Traditional Bank’s allowance for loan losses as a percentage of total loans grew from 1.01% at December 31, 2009 to 1.07% at March 31, 2010. “Localized lending and conservative underwriting standards have, to a degree, minimized the recession’s impact on our portfolio. Our familiarity and local market knowledge, coupled with our proactive management and development of prudent solutions to address customers’ financial issues, have been critical elements of our strategy for minimizing potential losses,” commented Steve Trager.

CONCLUSION

“In combination with the tremendous financial success we had during the first quarter, we furthered our commitment to the charitable and philanthropic community with a $5 million contribution to the new Republic Bank Foundation, which was formed to support charitable, educational, scientific and religious organizations throughout communities in Kentucky, Indiana, Ohio and Florida. We are thrilled that we are in such a strong position financially and are able to support such a worthwhile organization. We are very proud of our position in the community as a leader in supporting charitable causes and pledge to maintain this treasured status in the future. As a locally owned company, our clients, shareholders and associates can take great pride in the fact that ‘what we make in our community, stays in our community.’

As we wrap up another successful quarter, we are reminded why our steady approach to banking has served us so well. Our conservative risk management and adherence to the basic banking principles have provided great returns to our shareholders and associates. You can be assured we will continue to employ prudent underwriting standards and hold true to our core strategies that give us the best opportunity to persevere throughout challenging times. We look forward to the remainder of 2010 with much optimism, as we have built a solid foundation for growth in addition to strong capital and liquidity levels. Once again, we would like to thank all of our clients, shareholders and associates for their contribution to our success. Without their continued support none of this success would be possible. As always, ‘We were here for you yesterday. We are here for you today. We will be here for you tomorrow. ®’”concluded Steve Trager.

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of: Republic Bank & Trust Company with 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.2 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.

We were here for you yesterday. We are here for you today. We will be here for you tomorrow. ®

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2009 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

Republic Bancorp, Inc. Financial Information

First Quarter 2010 Earnings Release

(all amounts other than per share amounts and number of employees and number of banking centers are expressed in thousands unless otherwise noted)

Balance Sheet Data

	March 31, 2010	Dec. 31, 2009	March 31, 2009
Assets:
Cash and cash equivalents	$322,291	$1,068,179	$442,039
Investment securities	460,231	467,235	452,782
Mortgage loans held for sale	5,801	5,445	11,499
Loans	2,273,188	2,268,232	2,314,689
Allowance for loan losses	(25,640)	(22,879)	(17,878)
Federal Home Loan Bank stock, at cost	26,274	26,248	26,248
Premises and equipment, net	38,300	39,380	40,700
Goodwill	10,168	10,168	10,168
Other assets and accrued interest receivable	70,382	56,760	57,398
Total assets	$3,180,995	$3,918,768	$3,337,645

Liabilities and Stockholders’ Equity:
Deposits:
Non interest-bearing	$473,221	$318,275	$380,039
Interest-bearing	1,425,909	2,284,206	1,588,756
Total deposits	1,899,130	2,602,481	1,968,795

Securities sold under agreements to repurchase and other short-term borrowings	275,111	299,580	325,214
Federal Home Loan Bank advances	545,564	637,607	635,191
Subordinated note	41,240	41,240	41,240
Other liabilities and accrued interest payable	62,736	21,840	63,622
Total liabilities	2,823,781	3,602,748	3,034,062

Stockholders’ equity	357,214	316,020	303,583
Total liabilities and Stockholders’ equity	$3,180,995	$3,918,768	$3,337,645

Average Balance Sheet Data

	Three Months Ended March 31,
	2010	2009
Assets:
Investment securities	$474,792	$572,694
Federal funds sold and other interest-earning deposits	1,093,433	795,834
Loans and fees, including loans held for sale	2,658,713	2,612,313
Total earning assets	4,226,938	3,980,841
Total assets	4,423,918	4,174,783

Liabilities and Stockholders’ Equity:
Non interest-bearing deposits	$635,587	$531,496
Interest-bearing deposits	2,406,326	2,355,747
Securities sold under agreements to repurchase and other short-term borrowings	324,149	327,006
Federal Home Loan Bank advances	612,379	547,540
Subordinated note	41,240	41,240
Total interest-bearing liabilities	3,384,094	3,271,533
Stockholders’ equity	332,859	293,456

Republic Bancorp, Inc. Financial Information

First Quarter 2010 Earnings Release (continued)

Income Statement Data

	Three Months Ended March 31,
	2010	2009

Total interest income (1)	$87,229	$97,357
Total interest expense	10,357	16,541

Net interest income	76,872	80,816

Provision for loan losses	16,790	25,665

Non interest income:
Service charges on deposit accounts	3,872	4,422
Electronic refund check fees	53,168	22,905
Net RAL securitization income	195	412
Mortgage banking income	1,012	4,174
Debit card interchange fee income	1,220	1,159
Net gain / loss on sales, calls and impairment of securities	(69)	(3,125)
Other	479	555
Total non interest income	59,877	30,502

Non interest expenses:
Salaries and employee benefits	17,378	14,516
Occupancy and equipment, net	6,418	5,909
Communication and transportation	2,469	1,923
Marketing and development	8,592	10,977
FDIC insurance expense	1,117	1,050
Bank franchise tax expense	1,145	635
Data processing	720	770
Debit card processing expense	649	674
Supplies	1,032	878
Other real estate owned expense	301	1,711
FHLB advance prepayment expense	1,531	—
Other	9,787	4,599
Total non interest expenses	51,139	43,642

Income before income tax expense	68,820	42,011
Income tax expense	24,192	16,252

Net income	$44,628	$25,759

Republic Bancorp, Inc. Financial Information

First Quarter 2010 Earnings Release (continued)

	Three Months Ended March 31,
	2010	2009
Per Share Data:
Basic average shares outstanding	20,814	20,662
Diluted average shares outstanding	20,872	20,832

End of period shares outstanding:
Class A Common Stock	18,502	18,412
Class B Common Stock	2,309	2,310

Book value per share	$17.16	$14.65

Earnings per share:
Basic earnings per Class A Common Stock	2.15	1.25
Basic earnings per Class B Common Stock	2.13	1.24
Diluted earnings per Class A Common Stock	2.14	1.24
Diluted earnings per Class B Common Stock	2.13	1.23

Cash dividends declared per share:
Class A Common Stock	0.132	0.121
Class B Common Stock	0.120	0.110

Performance Ratios:
Return on average assets	4.04%	2.47%
Return on average equity	53.63	35.11
Efficiency ratio (2)	37	38

Yield on average earning assets	8.25	9.78
Cost of interest-bearing liabilities	1.22	2.02
Net interest spread	7.03	7.76
Net interest margin	7.27	8.12

Asset Quality Ratios:
Loans on non-accrual status	39,955	24,133
Loans past due 90 days or more and still on accrual	4	352
Total non-performing loans	39,959	24,485
Other real estate owned	6,203	6,386
Total non-performing assets	46,162	30,871
Non-performing loans to total loans	1.76%	1.06%
Non-performing loans to total loans - Banking Segment	1.78%	1.07%
Non-performing assets to total loans (including OREO)	2.03	1.33
Allowance for loan losses to total loans	1.13	0.77
Allowance for loan losses to total loans - Banking Segment	1.07	0.77
Allowance for loan losses to non-performing loans	64	73
Net loan charge-offs to average loans	2.11	3.46
Net loan charge-offs to average loans - Banking Segment	0.31	0.13
Delinquent loans to total loans (3)	1.76	1.53
Delinquent loans to total loans - Banking Segment (3)	1.78	1.33

Other Information:
End of period full-time equivalent employees	749	742
Number of banking centers	44	45

Republic Bancorp, Inc. Financial Information

First Quarter 2010 Earnings Release (continued)

Balance Sheet Data

	Quarterly Comparison
	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Assets:
Cash and cash equivalents	$322,291	$1,068,179	$138,906	$165,042	$442,039
Investment securities	460,231	467,235	498,329	519,376	452,782
Mortgage loans held for sale	5,801	5,445	8,597	33,287	11,499
Loans	2,273,188	2,268,232	2,292,913	2,287,178	2,314,689
Allowance for loan losses	(25,640)	(22,879)	(19,793)	(19,886)	(17,878)
Federal Home Loan Bank stock, at cost	26,274	26,248	26,248	26,248	26,248
Premises and Equipment, net	38,300	39,380	39,629	40,369	40,700
Goodwill	10,168	10,168	10,168	10,168	10,168
Other assets and interest receivable	70,382	56,760	42,424	42,558	57,398
Total assets	$3,180,995	$3,918,768	$3,037,421	$3,104,340	$3,337,645

Liabilities and Stockholders’ Equity:
Deposits:
Non interest-bearing	$473,221	$318,275	$325,641	$338,806	$380,039
Interest-bearing	1,425,909	2,284,206	1,352,792	1,415,982	1,588,756
Total deposits	1,899,130	2,602,481	1,678,433	1,754,788	1,968,795

Securities sold under agreements to repurchase and other short-term borrowings	275,111	299,580	280,841	299,028	325,214
Federal Home Loan Bank advances	545,564	637,607	699,689	659,732	635,191
Subordinated note	41,240	41,240	41,240	41,240	41,240
Other liabilities and accrued interest payable	62,736	21,840	22,295	40,008	63,622
Total liabilities	2,823,781	3,602,748	2,722,498	2,794,796	3,034,062

Stockholders’ equity	357,214	316,020	314,923	309,544	303,583
Total liabilities and Stockholders’ equity	$3,180,995	$3,918,768	$3,037,421	$3,104,340	$3,337,645

Average Balance Sheet Data

	Quarterly Comparison
	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Assets:
Investment securities	$474,792	$522,783	$533,202	$519,902	$572,694
Federal funds sold and other interest-earning deposits	1,093,433	301,090	87,202	188,604	795,834
Loans and fees, including loans held for sale	2,658,713	2,287,368	2,308,156	2,316,494	2,612,313
Total earning assets	4,226,938	3,111,241	2,928,560	3,025,000	3,980,841
Total assets	4,423,918	3,232,793	3,056,269	3,216,869	4,174,783

Liabilities and Stockholders’ Equity:
Non interest-bearing deposits	$635,587	$324,797	$327,173	$346,065	$531,496
Interest-bearing deposits	2,406,326	1,544,941	1,376,461	1,475,972	2,355,747
Securities sold under agreements to repurchase and other short-term borrowings	324,149	327,056	311,867	328,951	327,006
Federal Home Loan Bank advances	612,379	653,747	655,791	662,652	547,540
Subordinated note	41,240	41,240	41,240	41,240	41,240
Total interest-bearing liabilities	3,384,094	2,566,984	2,385,359	2,508,815	3,271,533
Stockholders’ equity	332,859	316,855	318,704	311,831	293,456

Republic Bancorp, Inc. Financial Information

First Quarter 2010 Earnings Release (continued)

Income Statement Data

	Quarterly Comparison
	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009

Total interest income (4)	$87,229	$37,477	$38,265	$39,506	$97,357
Total interest expense	10,357	10,087	10,529	11,585	16,541
Net interest income	76,872	27,390	27,736	27,921	80,816

Provision for loan losses	16,790	5,197	1,427	1,686	25,665

Non interest income:
Service charges on deposit accounts	3,872	4,752	4,990	4,992	4,422
Electronic refund check fees	53,168	17	137	2,230	22,905
Net RAL securitization income	195	16	26	60	412
Mortgage banking income	1,012	1,663	1,667	3,517	4,174
Debit card interchange fee income	1,220	1,322	1,321	1,312	1,159
Net gain / loss on sales, calls and impairment of securities	(69)	49	(850)	(1,896)	(3,125)
Other	479	505	597	692	555
Total non interest income	59,877	8,324	7,888	10,907	30,502

Non interest expenses:
Salaries and employee benefits	17,378	11,358	12,652	12,647	14,516
Occupancy and equipment, net	6,418	5,559	5,474	5,428	5,909
Communication and transportation	2,469	1,354	1,056	1,021	1,923
Marketing and development	8,592	784	722	663	10,977
FDIC insurance expense	1,117	940	999	2,004	1,050
Bank franchise tax expense	1,145	686	685	637	635
Data processing	720	702	766	779	770
Debit card processing expense	649	1,026	702	694	674
Supplies	1,032	659	463	398	878
Other real estate owned expense	301	188	82	272	1,711
FHLB advance prepayment expense	1,531	—	—	—	—
Other	9,787	2,294	2,138	2,011	4,599
Total non interest expenses	51,139	25,550	25,739	26,554	43,642

Income before income tax expense	68,820	4,967	8,458	10,588	42,011
Income tax expense	24,192	1,123	2,797	3,721	16,252

Net income	$44,628	$3,844	$5,661	$6,867	$25,759

Republic Bancorp, Inc. Financial Information

First Quarter 2010 Earnings Release (continued)

	Quarterly Comparison
	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
Per Share Data:
Basic average shares outstanding	20,814	20,802	20,779	20,749	20,662
Diluted average shares outstanding	20,872	20,890	20,922	20,910	20,832

End of period shares outstanding:
Class A Common Stock	18,502	18,499	18,485	18,439	18,412
Class B Common Stock	2,309	2,309	2,309	2,310	2,310

Book value per share	$17.16	$15.19	$15.14	$14.92	$14.65

Earnings per share:
Basic earnings per Class A Common Stock	2.15	0.19	0.27	0.33	1.25
Basic earnings per Class B Common Stock	2.13	0.17	0.26	0.32	1.24
Diluted earnings per Class A Common Stock	2.14	0.19	0.27	0.33	1.24
Diluted earnings per Class B Common Stock	2.13	0.17	0.26	0.32	1.23

Cash dividends declared per share:
Class A Common Stock	0.132	0.132	0.132	0.132	0.121
Class B Common Stock	0.120	0.120	0.120	0.120	0.110

Performance Ratios:
Return on average assets	4.04%	0.48%	0.74%	0.85%	2.47%
Return on average equity	53.63	4.85	7.11	8.81	35.11
Efficiency ratio (2)	37	71	71	65	38

Yield on average earning assets	8.25	4.82	5.23	5.22	9.78
Cost of interest-bearing liabilities	1.22	1.57	1.77	1.85	2.02
Net interest spread	7.03	3.25	3.46	3.37	7.76
Net interest margin	7.27	3.52	3.79	3.69	8.12

Asset Quality Data:
Loans on non-accrual status	39,955	43,136	40,355	31,094	24,133
Loans past due 90 days or more and still on accrual	4	8	2	318	352
Total non-performing loans	39,959	43,144	40,357	31,412	24,485
Other real estate owned	6,203	4,772	3,239	2,723	6,386
Total non-performing assets	46,162	47,916	43,596	34,135	30,871
Non-performing loans to total loans	1.76%	1.90%	1.76%	1.37%	1.06%
Non-performing loans to total loans - Banking Segment	1.78%	1.90%	1.76%	1.37%	1.07%
Non-performing assets to total loans (including OREO)	2.03	2.11	1.90	1.49	1.33
Allowance for loan losses to total loans	1.13	1.01	0.86	0.87	0.77
Allowance for loan losses to total loans - Banking Segment	1.07	1.01	0.86	0.87	0.77
Allowance for loan losses to non-performing loans	64	53	49	64	73
Net loan charge-offs to average loans	2.11	0.37	0.26	(0.06)	3.46
Net loan charge-offs to average loans - Banking Segment	0.31	0.59	0.42	0.23	0.13
Delinquent loans to total loans (3)	1.76	1.98	2.23	1.71	1.53
Delinquent loans to total loans - Banking Segment (3)	1.78	1.98	2.23	1.71	1.33

Other Information:
End of period full-time equivalent employees	749	735	745	742	742
Number of banking centers	44	44	44	45	45

Republic Bancorp, Inc. Financial Information

First Quarter 2010 Earnings Release (continued)

Segment Data:

The reportable segments are determined by the type of products and services offered, distinguished between Traditional Banking, Mortgage Banking and Tax Refund Solutions (“TRS”). They are also distinguished by the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business (such as branches and subsidiary banks), which are then aggregated if operating performance, products/services, and customers are similar. Loans, investments and deposits provide the majority of the net revenue from Traditional Banking operations; servicing fees and loan sales provide the majority of revenue from Mortgage Banking operations; RAL fees and ERC/ERD fees provide the majority of the revenue from TRS. All Company operations are domestic. Segment information for the three months ended March 31, 2010 and 2009 follows:

Republic Bancorp, Inc. Financial Information

First Quarter 2010 Earnings Release (continued)

	Three Months Ended March 31, 2010
(dollars in thousands)	Traditional Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$27,261	$49,534	$77	$76,872
Provision for loan losses	2,777	14,013	—	16,790

Electronic Refund Check fees	—	53,168	—	53,168
Net RAL securitization income	—	195	—	195
Mortgage banking income	—	—	1,012	1,012
Net gain on sales, calls and impairment of securities	(69)	—	—	(69)
Other non interest income	5,563	8	—	5,571
Total non interest income	5,494	53,371	1,012	59,877

Total non interest expenses	25,809	24,502	828	51,139

Gross operating profit	4,169	64,390	261	68,820
Income tax expense	1,394	22,677	121	24,192
Net income	$2,775	$41,713	$140	$44,628

Segment assets	$3,019,385	$147,209	$14,401	$3,180,995

Net interest margin	3.78%	NM	NM	7.27%

	Three Months Ended March 31, 2009
(dollars in thousands)	Traditional Banking	Tax Refund Solutions	Mortgage Banking	Total Company

Net interest income	$27,958	$52,574	$284	$80,816
Provision for loan losses	3,657	22,008	—	25,665

Electronic Refund Check fees	—	22,905	—	22,905
Net RAL securitization income	—	412	—	412
Mortgage banking income	—	—	4,174	4,174
Net loss on sales, calls and impairment of securities	(3,125)	—	—	(3,125)
Other non interest income	5,959	15	162	6,136
Total non interest income	2,834	23,332	4,336	30,502

Total non interest expenses	24,307	18,901	434	43,642

Gross operating profit	2,828	34,997	4,186	42,011
Income tax expense	697	14,112	1,443	16,252
Net income	$2,131	$20,885	$2,743	$25,759

Segment assets	$3,180,121	$137,555	$19,969	$3,337,645

Net interest margin	3.85%	NM	NM	8.12%

Republic Bancorp, Inc. Financial Information

First Quarter 2010 Earnings Release (continued)

(1) — The amount of loan fee income included in total interest income was $51.2 million and $57.8 million for the quarters ended March 31, 2010 and 2009.

(2) — Equals total non-interest expense divided by the sum of net interest income and non interest income. The ratio excludes net loss on sales, calls and impairment of investment securities.

(3) — Equals total loans over 30 days past due divided by total loans.

(4) — The amount of loan fee income included in total interest income per quarter was as follows: $51.2 million (quarter ended March 31, 2010), $900,000 (quarter ended December 31, 2009), $763,000 (quarter ended September 30, 2009), $1.2 million (quarter ended June 30, 2009) and $57.8 million (quarter ended March 31, 2009).

NM — Not meaningful